UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
September 25, 2009

ALLIED HEALTHCARE PRODUCTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-19266	25-1370721
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1720 Sublette Avenue, St. Louis, Missouri (Address of principal executive offices)	63110 (Zip Code)

Registrant’s telephone number, including area code
(314) 771-2400

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.02 Results of Operation and Financial Condition.

On September 25, 2009, Allied Healthcare Products, Inc. (the “Company”) issued a press release setting forth results for the fourth quarter and year ended June 30, 2009. For the quarter ended June 30, 2009, the Company reported a net loss of $16.1 million, or $2.04 per share, on sales of $12.7 million, compared to net income $.7 million, or 8 cents per share, for prior year period.  The Company had a net loss of $16.8 million for the full fiscal year ended June 30, 2009.  These results include the effect of a non-cash accounting charge of $16.0 million relating to the impairment of goodwill in the fourth quarter ended June 30, 2009.  The impairment was identified during the Company’s annual evaluation of the carrying value of goodwill and reflects a general downturn in orders as a result of the current recession, lower than expected operating profits and cash flows during fiscal 2009.  This non-cash charge does not effect operations or cash flow.

Section 7 - Regulation FD

Item 7.01 Regulation FD Disclosure

Reference is made to the press release furnished as an exhibit hereto relating to fourth quarter and fiscal year 2006 earnings.

Item 9.01 Financial Statements and Exhibits.

(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	Exhibits.

Exhibit
Number	Description

99	Press Release dated September 25, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALLIED HEALTHCARE PRODUCTS, INC.

By:
Date: September 25, 2009		/s/ Daniel C. Dunn
Daniel C. Dunn
Chief Financial Officer